Exhibit 99.1
Open Lending Appoints Veteran Financial Services Executive Massimo Monaco
as Chief Financial Officer

Experienced mortgage lending and financial services leader joins to drive next phase of growth

AUSTIN, TX, July 24, 2025 – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending” or the “Company”), an industry trailblazer in automotive lending enablement and risk analytics solutions for financial institutions, today announced the appointment of Massimo Monaco as Chief Financial Officer, effective August 18, 2025.

Mr. Monaco brings over two decades of executive finance leadership experience in the residential mortgage lending and financial services industries, and he is known for driving change, strengthening financial discipline, and building strong partnerships with internal and external stakeholders. Most recently, he served as Chief Financial Officer of Arc Home LLC, a residential mortgage lender, from 2018 to 2025, following his role as CFO at American Financial Resources from 2016 to 2018. His extensive background also includes various senior finance positions at PHH Corp. (formerly NYSE: PHH), one of the largest outsourcers of home loans in the United States. Mr. Monaco holds an MBA and a Bachelor of Arts from La Salle University.

"Massimo’s extensive background in financial services and mortgage lending paired with his proven ability to develop and execute on the strategic vision of leadership teams make him an excellent addition to Open Lending's executive management team," said Jessica Buss, Chief Executive Officer of Open Lending. "His deep industry expertise and financial leadership will be invaluable as we continue to drive growth across our platform. We’re confident in the talent we have in place and look forward to working with Massimo during this exciting time for Open Lending."

"I am excited to join Open Lending at this pivotal moment in the Company's journey," said Mr. Monaco. "Open Lending's innovative approach to lending enablement and risk analytics has established it as a trusted partner to financial institutions nationwide while enabling better results for both lenders and borrowers. I look forward to working with the team to drive continued growth and value creation for our stakeholders while furthering the Company’s mission to serve the underserved."

About Open Lending
Open Lending (NASDAQ: LPRO) provides loan analytics, risk-based pricing, risk modeling, and default insurance to auto lenders throughout the United States. For over 20 years, we have been empowering financial institutions to create profitable auto loan portfolios with less risk and more reward. For more information, please visit www.openlending.com.

Contact information:

Investor Relations Inquiries:
InvestorRelations@openlending.com

Source: Open Lending Corporation